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                                                                    EXHIBIT 99.1

BELCO

FOR IMMEDIATE RELEASE: JANUARY 23, 2001

CONTACT: GRANT W. HENDERSON - PRESIDENT/COO (214) 265-4751
         DOMINICK J. GOLIO - SR. VICE PRESIDENT/CFO (212)644-2200


             BELCO OIL & GAS CORP. ANNOUNCES 2001 CAPITAL BUDGET AND
                  DISCLOSES 2001 FINANCIAL FORECAST INFORMATION


New York, New York - Belco Oil & Gas Corp. (NYSE:BOG) announced today its capital expenditure budget for 2001 and other 2001 financial estimates.

FORWARD-LOOKING ESTIMATES

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934. The forward-looking statements provided in this press release are based on management's examination of historical operating trends. Belco cautions that its future oil and natural gas production, revenues and expenses are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as outlined below. Additional risks are included in Belco's 1999 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

SPECIFIC ASSUMPTIONS AND RISKS RELATED TO PRODUCTION ESTIMATES

         Estimates for Belco's future production are based on the assumption that market demand and prices for oil and gas will continue at levels that allow for profitable production of these products. The production, transportation and marketing of oil and gas and are complex processes, which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events and numerous other factors. These estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production will be as estimated.

         Given these general limitations, Belco's forecast of its capital expenditures, production and unit of production expenses for 2001 are set forth below.

         Belco's capital expenditure budget for 2001 is $90 million exclusive of potential acquisitions. Approximately 70% of the budget will be dedicated towards development projects



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and approximately 30% towards exploratory projects. Belco's budget is highly discretionary and capital may be reallocated as necessary in order to pursue attractive opportunities. The budget may also be increased during 2001 if commodity prices remain strong throughout the year. Belco does not specifically budget for acquisition activities due to the uncertainty of potential opportunities.

         Based upon the implementation of the 2001 capital budget, Belco estimates that its 2001 annual production will be in the range of 64 BCFE to 67 BCFE consisting of an oil and gas mix of approximately 40% and 60%, respectively. These production estimates may be influenced, positively or negatively, by well performances and drilling successes during the year.

         On a per unit of production basis for 2001, Belco estimates that its lifting costs will average between $0.52 and $0.55 per MCFE, production taxes will average between $0.24 and $0.26 per MCFE, general and administrative expenses will average between $0.09 and $0.11 per MCFE, and its depletion, depreciation and amortization rate will be between $0.95 and $0.99 per MCFE. Production taxes and, to some extent, other expenses bear a reasonable correlation to commodity prices.

         A detailed description of Belco's commodity price risk management program is available in the Company's September 30, 2000 Quarterly Report on Form 10-Q. For the year 2001, on average, Belco's committed hedge volumes approximate 6,700 BOPD at an average NYMEX price of $19.15 and 65.7 MMCFD at an average NYMEX price of $2.03. Since September 30, 2000, Belco has reduced its 2001 gas hedge position by almost 20 MMCFD resulting in a lower average hedge price.

         Robert A. Belfer, Belco's Chairman and Chief Executive Officer, commented, "We are excited about our inventory of development and exploratory projects this year and look forward to implementing our capital program. We expect to fund our 2001 budget from internally generated cash flow while having excess cash flow available for debt reduction or funding potential acquisition opportunities."

         Belco is an independent energy company engaged in the exploration, development, acquisition and production of natural gas and oil. Please visit the Belco website for additional information on the Company and its current activities.

767 FIFTH AVENUE                                               NEW YORK NY 10153
                              WWW.BELCOOIL-GAS.COM